Exhibit 10.1

AMENDMENT TO

SEVERANCE AGREEMENT

This AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”), effective as of May 27, 2015 (the “Amendment Effective Date”), is entered into by and between Starwood Hotels and Resorts Worldwide, Inc., a Maryland corporation (“Company”), and Thomas B. Mangas (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Severance Agreement, dated August 18, 2014 (the “Severance Agreement”);

WHEREAS, the Company and the Executive desire to amend certain terms and conditions of the Severance Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Severance Agreement.

NOW, THEREFORE, the parties hereby acknowledge and agree, effective as of the Amendment Effective Date, as follows:

1.Amendment and Restatement of First Sentence of Section 6(a)(1) of the Severance Agreement.  The first sentence of Section 6(a)(1) of the Severance Agreement is hereby amended and restated in its entirety as follows:

“(1) Lump Sum Payment.  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive under the terms of his offer letter from the Company, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average of the annual bonuses earned by the Executive in the three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason (the “Average Bonus”); provided, however, that, with respect to any such calculation of Average Bonus that involves the Company’s fiscal year 2014, the Executive’s non-pro-rated target annual bonus for such year (i.e., $700,000), rather than the bonus actually earned for such year, shall be used for the Average Bonus calculation; and provided, further, that, as a point of clarification, in the event the Executive was not employed by the Company during any one or more of such three fiscal years involved in such calculation of Average Bonus, such fiscal year or years, as applicable, will not be included in such Average Bonus calculation.”

2.Counterparts.  This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

3.Entire Agreement.  The amended Severance Agreement, consisting of the Severance Agreement as amended as of the Amendment Effective Date by the Amendment, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

4.Continuing Effectiveness.  Except as otherwise provided herein, the Severance Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

By:	/s/ Jeffrey M. Caca
Name:	Jeffrey M. Cava
Title:	Executive Vice President, Chief Human Resources Officer

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Chief Financial Officer